EXHIBIT 10.3

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (or “Agreement”) is entered into to be effective as of the 16th day of December 2019 (the “Effective Date”), between Industrial Services of America, Inc. (the “Company”) and Todd L. Phillips (“Contractor”).  The Company and Contractor shall be referred to individually as a “Party” or together as the “Parties.”

  INDEPENDENT CONTRACTOR STATUS & OBLIGATIONS

  Independent Contractor.  Subject to the terms and conditions of this Agreement, the Company hereby engages Contractor as an independent contractor to perform the services set forth herein, and Contractor hereby accepts such engagement, on a non-exclusive basis.  Contractor acknowledges that the relationship of Contractor to the Company is at all times that of an independent contractor.  This Agreement does not constitute, and will not be construed as constituting, an employment relationship between the Company and Contractor.

  Term and Termination.  This Agreement shall commence on the Effective Date upon the termination of Contractor’s full-time employment with the Company and shall continue until terminated pursuant to the terms hereof (the “Term”).  This Agreement may be terminated at any time: (i) by mutual written consent of the Parties, (ii) by Contractor upon five (5) days written notice, or (iii) by the Company if Contractor has breached or failed to perform, in any material respect, any of the covenants or agreements set forth in (a) this Agreement, or (b) the Agreement and Release between the Parties of even date herewith (including the other agreements incorporated therein by reference).

  Effect of Termination.  In the event of the termination of this Agreement, Contractor agrees that the Company shall owe the unpaid portion of any Service Fee (as defined in Section 2(B) of this Agreement) for hours worked through the date of termination and any unreimbursed reasonable business expenses.  Upon termination of this Agreement, unless otherwise approved before such termination by a majority of the members of the Company’s Board of Directors other than Contractor, Contractor shall be deemed to have immediately resigned from the Board of Directors and any other position as an officer, director or fiduciary of any Company-related entity.

  Expenses.  The Company agrees to, upon the providing of receipts, reimburse Contractor for reasonable out-of-pocket business expenses incurred during the performance of Contractor’s Services; any such individual expense in excess of $250.00  must be pre-approved by the Company.

  Confidentiality Agreement. In connection with the performance of the Services hereunder, Contractor will have access to Confidential Information of the Company and its affiliates and, in some cases, its customers and vendors.  As used in this Agreement, “Confidential Information” means any information relating to the Company, its Affiliates, customers and vendors and its business which (i) is not known to competitors, (ii) is not known to the general public, (iii) which is subject to reasonable measures by the Company to maintain its confidentiality, and (iv) which derives economic value to the Company from the fact that the information  is not readily ascertainable by proper means.  Contractor agrees that he will not use for his benefit or disclose at any time while serving hereunder as an officer of the Company, except to the extent required in the performance by him of the Services, any Confidential Information obtained or developed by him while serving hereunder as an officer of the Company.  Contractor acknowledges that any Confidential Information he receives hereunder remains the sole and exclusive property of the Company.  At the conclusion of Contractor's service hereunder, for any reason, Contractor will return all documents, electronic records, notes, computer discs, copies, or anything else on which Confidential Information has been stored, recorded, or copied.

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  Conflicts with this Agreement.  Contractor represents and warrants that Contractor is not subject to and during the Term will not enter into any obligation in conflict or in any way inconsistent with the provisions of this Agreement.  Contractor will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

  SERVICES AND SERVICE FEE

  Services.  Contractor shall perform management services for the Company in the capacities of Chief Executive Officer, President and Chief Financial Officer and make himself as and if called on by the Company’s management, officers or the Company’s Board of Directors (the “Board”) with reasonable prior notice, for no more than 8 hours per week on average to assist with the dissolution and winding up of the Company’s business and operations (collectively, the “Services”).  Contractor shall use Contractor’s reasonable best efforts to perform the Services such that the results are satisfactory to the Company.

  Service Fee.  In exchange for performance of the Services, the Company shall pay Contractor a fee of $75.00 per hour of actual Services provided (collectively, the “Service Fee”).  Contractor will invoice the Company monthly for Services and will provide the Company with a detailed description of actual Services provided during the month.  The Company will pay the invoice within 30 days of the date that it receives the invoice, unless the Company disputes the invoice in good faith, in which case the Company will pay the invoice promptly upon resolution of the dispute.  The Company will record payments to Contractor on an Internal Revenue Service Form 1099-MISC.

  Tax Obligations.  The Company will not withhold on Contractor’s behalf any sums for income tax, unemployment insurance, social security or any other withholdings pursuant to any law or requirement of any government body.  Contractor agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Contractor in accordance with this Agreement.

  INDEMNITY

  Indemnity. The Company shall at its own expense indemnify and hold harmless Contractor from and against any and all claims, losses, liabilities, damages, demand, settlements, loss, expenses and costs (including attorneys' fees and court costs) which arise directly or indirectly out of or relate to Contractor’s performance of the Services under this Agreement, unless Contractor, as determined by a court of competent jurisdiction, is found to have engaged in willful misconduct or fraud, in which case the Company will have no obligation under this Section 3(A). Contractor shall at his own expense indemnify and hold harmless the Company from and against any and all claims, losses, liabilities, damages, demand, settlements, loss, expenses and costs (including attorneys' fees and court costs) which arise directly or indirectly out of or relate to Contractor’s performance of the Services under this Agreement, and, as determined by a court of competent jurisdiction, are caused by Contractor’s willful misconduct or fraud.

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  MISCELLANEOUS

  Entire Agreement.  This Agreement constitutes the entire agreement regarding the terms and conditions of Contractor’s engagement as an independent contractor with the Company, and supersedes any prior agreements, promises or statements (whether oral or written) regarding the offered terms of Contractor’s engagement.

  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky without regard to choice or conflicts of law principles.

  Survival.  Any and all obligations under this Agreement which, by their nature, should reasonably survive the termination or expiration of this Agreement, will so survive.

  Modifications or Amendments.  Modifications and amendments to this Agreement shall be in writing and signed by the Parties.

  Principles of Construction.  The headings used in this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement or define, expand or limit the provisions hereof.  This Agreement shall be construed as if jointly drafted by the Parties.

  Severability.  Wherever possible each provision of this Agreement is to be interpreted in such a manner as will be effective, valid and enforceable under applicable law, but if any provision of this Agreement is prohibited by, deemed invalid or unenforceable under applicable law, by judicial decree or decision of any competent tribunal, such provision will be ineffective only to the extent of such prohibition, invalidity, or unenforceability, and the remainder of such provision or the remaining provisions of this Agreement shall remain valid, in force and effect, and enforceable according to its terms.

  Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege, unless such waiver is expressly made by the waiving Party in writing.

  Notices.  Any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in writing and shall be validly given or made to another Party if personally delivered, sent by U.S. certified first class mail, or sent by overnight delivery.

If to Contractor:

                             Todd L. Phillips

At his most recent address shown on the Company’s records.

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If to the Company:

Industrial Services of America, Inc.

P.O. Box 19529

Louisville, Kentucky 40259

  Assignment.  Neither Party may assign its rights, or delegate the performance of any duty hereunder, without the prior written consent of the other Party.

  No Third-Party Beneficiaries.  Nothing in this Agreement is intended to create or creates any enforceable legal rights for third-party beneficiaries, individuals, or entities other than the Parties.

  Counterparts.  This Agreement may be executed and delivered by original signature or pdf, and one or more counterparts, each of which will be deemed to be an original copy of this Agreement all of which, when taken together, will be deemed to constitute one and the same Agreement.

             IN WITNESS WHEREOF, Contractor and the Company hereby acknowledge that they have read this Agreement, agree to all terms and conditions stated herein, and have executed this Agreement voluntarily and by their authorized representatives.

Todd L. Phillips		Industrial Services of America, Inc.
By:	/s/ Todd L. Phillips	By:	/s/ Vince Tyra
Name: Todd L. Phillips		Name:	Vince Tyra
		Title:	Chairman